Exhibit 99.1

Magnolia Solar Discusses Ultra-High Performance Nanostructured Antireflection Coatings on Large-Area Substrates

Presentation Given at IEEE Photovoltaics Specialist Conference (PVSC)

WOBURN, MA and ALBANY, NY – June 20, 2013 -- Magnolia Solar Corporation (OTCBB: MGLT) (“Magnolia Solar”) announces that Dr. Gopal G. Pethuraja, a Senior Scientist with its wholly owned subsidiary, Magnolia Solar, Inc., presented a paper at the IEEE Photovoltaics Specialist Conference (PVSC).  The presentation, entitled “Large-Area Nanostructured Self-Assembled Antireflection Coatings for Photovoltaic Devices,” was presented on June 17, 2013 in Tampa, FL as part of a special session on Advanced Photovoltaic Module Concepts and Designs.

Previously, Magnolia Solar has demonstrated ultra-high, broadband transmittance through coated glass windows over a wide range of incident angles.  At normal incidence, the reflection losses at the glass-air interface have been reduced from approximately 4% to less than 1%.  At large angles of incidence, the reflection losses have been reduced from over 25% to less than 5%. The measured improvement in transmittance results from coating the glass with a new class of materials consisting of porous silicon dioxide nanorods.  During the recent PVSC presentation, Dr. Pethuraja described how similar results have now been achieved on larger area, six-inch diameter glass substrates.  Magnolia’s work scaling up the deposition process to larger areas has been done in collaboration with the College of Nanoscale Science and Engineering (CNSE) and the New York State Energy Research and Development Authority (NYSERDA).

Dr. Ashok K. Sood, President and CEO of Magnolia Solar Corporation, stated, "The antireflection technology described at the IEEE-sponsored conference can increase the power output of any photovoltaic module, including crystalline silicon and thin-film technologies by reducing the reflection losses. Fixed, flat-plate solar cell modules typically suffer significant reductions in power output due to reflection off the front glass encapsulant, most notably when light strikes the panel at glancing angles. Such reflection losses are especially severe early in the morning and late in the afternoon when the sun is lower in the horizon. Reflection losses also occur throughout the day, particularly as diffuse skylight can strike a solar panel at glancing angles”.

Dr. Sood further stated “Nanostructured optical coatings can increase the power output of fixed, flat-plate modules by minimizing reflection losses throughout the day. We believe the nanostructured coatings developed by Magnolia for photovoltaic applications significantly outperform conventional quarter-wavelength coatings at all relevant wavelengths and incident angles.  This patent-pending technology has the potential to benefit a wide variety of specialized defense and commercial optical window applications."

About Magnolia Solar Corporation

Based in Woburn, MA and Albany, NY, Magnolia Solar was founded in 2008 to develop and commercialize revolutionary flexible thin-film solar cell technologies that employ nanostructured materials and designs.  Both higher current and higher voltage outputs are expected from thin-film solar cells that combine Magnolia’s exclusive material structures with advanced optical coatings.  Magnolia’s patent-pending technology has the ability to capture a larger part of the solar spectrum to produce high efficiency solar cells, and incorporates a unique nanostructure-based antireflection coating technology to further increase solar cell efficiency, thereby reducing the cost per watt.  The company is targeting a variety of civilian and defense applications for its photovoltaic solar cells.  Magnolia’s solar cell technology can be used to generate power for existing electrical grids, and is particularly well-suited for distributed and portable power generation applications.

For more information, please visit www.MagnoliaSolar.com, or visit us on Facebook, Twitter, You Tube, or LinkedIn.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

For more information contact:

info@magnoliasolar.com